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                                                                    EXHIBIT 10.9

                          MANAGEMENT SERVICES AGREEMENT

         This Management Services Agreement (this "Agreement") is entered into by and between Capital C Energy Operations, LP, a Delaware limited partnership ("Capital C"), and Belden & Blake Corporation, an Ohio corporation ("Belden & Blake"), as of July 7, 2004.

                                    RECITALS

         Whereas, as of the date hereof, Belden & Blake is a wholly owned subsidiary of Capital C; and

         Whereas, Capital C Energy, LLC, a Delaware limited liability company (the "General Partner GP") is the general partner of Capital C Energy, LP, a Delaware limited partnership, and Capital C Energy, LP is the general partner of Capital C; and

         WHEREAS, Belden & Blake desires that certain officers of the General Partner GP provide management services to Belden & Blake from time to time;

         Now, Therefore, in consideration of these recitals and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Capital C and Belden & Blake agree as follows, intending to be legally bound:

1.       MANAGEMENT SERVICES.

         1.1 Services To Be Provided. During the term of this Agreement, in consideration for the payments to be made by Belden & Blake as described herein, certain individual officers, employees, affiliates, agents or representatives of Capital C or the General Partner GP (the "Officers"), initially Frost W. Cochran, Billy Dee Davis, Jr. and W. Mac Jensen, shall dedicate substantial time and resources to providing the management services described in this Section 1.1 (collectively, the "Services") without additional direct consideration from Belden & Blake unless otherwise determined appropriate by the board of directors of Belden & Blake:

                  (a) General management supervision and oversight, in the capacity as officers of Belden & Blake, as may be approved, designated and limited by the Board of Directors of Belden & Blake from time to time;

                  (b) Financial advisory services, including, but not limited to, negotiating on behalf of Belden & Blake with respect to any debt financing;

                  (c) Evaluation of potential acquisitions and other business opportunities; and

                  (d) Strategic consulting services including, but not limited to, strategic business planning and participation in strategy implementation.

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         1.2 Authority; Reimbursement. The Officers are authorized to make expenditures and incur obligations to the extent necessary to provide the Services to Belden & Blake in a lawful, safe and professional manner. The Officers shall be entitled to reimbursement of all out-of-pocket expenses reasonably incurred in connection with this Agreement.

2.       COMPENSATION.

         In consideration for the provision of the Services pursuant to this Agreement, Capital C shall be entitled to a management fee (the "Management Fee"), in an amount equal to two hundred fifty thousand dollars ($250,000) per quarter. The Management Fee shall be payable in advance on the first day of each calendar quarter. The Management Fee shall be appropriately prorated if this Agreement shall commence on other than the first day of a calendar quarter. Belden & Blake shall not be entitled to recoupment of any Management Fee paid in advance of the termination of this Agreement. Notwithstanding anything to the contrary in this Agreement, the Management Fee shall not be due and payable at any time Belden & Blake is in default, or any event of default exists, under the Credit and Guaranty Agreement, dated as of July 7, 2004, among Belden & Blake, as borrower, certain subsidiaries of Belden & Blake, as guarantors, and Goldman Sachs Credit Partners, L.P., as sole lead arranger, sole bookrunner, sole syndication agent and administrative agent.

3.       TERM AND TERMINATION.

         3.1 Initial Term. This Agreement shall have an initial term commencing on the date hereof and ending on July 7, 2014, unless otherwise terminated pursuant to the terms hereof. This Agreement shall terminate immediately upon a sale of all or substantially all of the assets, or dissolution and winding up, of Belden & Blake.

         3.2 Renewal; Termination. This Agreement shall be renewed automatically for additional consecutive twelve-month terms, unless either party provides notice to the other of its intent not to renew not more than sixty days and not less than twenty days prior to the end of the term. This Agreement may be terminated only by a failure to renew.

         3.3 Officers. Notwithstanding anything in this Agreement to the contrary, the continued employment of Frost W. Cochran, Billy Dee Davis, Jr. and
W. Mac Jensen by Capital C or the General Partner GP shall not be a condition to the continuing effectiveness of this Agreement, and the Services may be provided by any officers, employees, affiliates, agents or representatives of Capital C or the General Partner GP.

4.       DISPUTE RESOLUTION.

         All disputes arising out of this Agreement, any of the provisions hereof or the performance of either party hereunder that the parties are unable to resolve directly between themselves shall be settled by arbitration in Houston, Texas (unless Belden & Blake and Capital C agree upon another location) before three arbitrators in accordance with the rules then in effect of the American Arbitration Association.

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5.       INDEMNIFICATION AND TAXES.

         5.1 Indemnification. Belden & Blake hereby agrees to release, indemnify, defend, protect and hold harmless Capital C, the General Partner GP, the Officers and their affiliates, agents and representatives from and against all claims, losses, liabilities and expenses, including, but not limited to, legal fees and expenses, arising from any action taken or not taken by Capital C, the General Partner GP, the Officers or their affiliates, agents or representatives in connection with their performance under this Agreement, except to the extent such claim, loss, liability or expense is directly attributable to gross negligence or willful misconduct. The indemnification provisions of this Agreement shall survive termination of this Agreement.

         5.2 Taxes. Belden & Blake is responsible for the payment of all tariffs, duties and taxes (excluding U.S. federal and state taxation of the overall net income of Capital C) imposed by any domestic or foreign government or governmental agency in connection with this Agreement, however designated, levied or assessed, including without limitation, state and local income, lease, personal, sales and use taxes.

6.       MISCELLANEOUS.

         6.1 Notices. All consents, approvals, notices, requests, demands, instructions and other communications required or permitted to be given hereunder shall be in writing and shall be (i) delivered personally; (ii) mailed by registered mail, or U.S. certified mail, return receipt requested, postage prepaid; (iii) delivered by Federal Express or other reputable U.S. overnight courier service; or (iv) delivered by facsimile transmission (receipt of such transmission to be acknowledged by the recipient by facsimile transmission);

            (a) if to Capital C, to:

                  Capital C Energy Operations, LP
                  % Capital C Energy, LLC
                  333 Clay St., Suite 4960
                  Houston, Texas 77002
                  Attn: Frost W. Cochran

                  Fax: 713-571-9533

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            (b) if to Belden & Blake, to:

                  Belden & Blake Corporation
                  5200 Stoneham Rd.
                  North Canton, Ohio 44720
                  Attn: Chief Executive Officer

                  Fax: (330) 497-5463

or to such other place as any party may designate by written notice to the other party. All notices shall be deemed given on the date of receipt at the appropriate address, except in the case of facsimile transmissions received after the normal close of business, which shall be deemed given on the next business day.

         6.2 Force Majeure. Neither Capital C nor Belden & Blake will be liable for nonperformance or defective or late performance of any of its obligations hereunder to the extent and for such periods of time as such nonperformance, defective performance or late performance is due to reasons outside such party's control, including, without limitation, acts of God, war (declared or undeclared), acts (including failure to act) of any governmental authority, riots, revolutions, fire, floods, explosions, sabotage, nuclear incidents, lightning, weather, earthquakes, storms, sinkholes, epidemics, strikes, or delays of suppliers or subcontractors for the same causes.

         6.3 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such separate counterparts shall together constitute but one and the same instrument.

         6.4 Amendment. This Agreement may be amended or modified only by a written instrument signed by each party.

         6.5 GOVERNING LAW. THIS AGREEMENT IS TO BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OR CHOICE OF LAWS THAT MIGHT REQUIRE OR PERMIT THE APPLICATION OF THE LAW OF ANOTHER JURISDICTION.

         6.6 Assignment; Binding Effect. This Agreement and the rights and obligations hereunder may not be assigned by any party, in whole or in part, without the prior written consent of the other party, and any such assignment that is made without such consent shall be void and of no force and effect. No permitted assignment shall release any party from any of its obligations under this Agreement. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assignees.

         6.7 Severability. In the event any one or more of the provisions (or portion(s) thereof) contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in

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any respect, such invalidity, illegality, or unenforceability shall not affect any other provision (or portion(s) thereof), and this Agreement shall be construed as if such invalid, illegal or unenforceable provision (or portion(s) thereof) had never been contained herein.

         6.8 Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof, superseding any and all prior negotiations, discussions, agreements and understandings, whether oral or written, relating to such subject matter.

         6.9 Waiver. No waiver of any term, provision or condition of this Agreement shall be effective unless in writing signed by the party against whom such waiver is sought to be enforced. Any waiver of the terms hereof shall be effective only in the specific instance and for the specific purpose given, and no such waiver shall be deemed to be or construed as a further or continuing waiver of any such term, provision or condition or as a waiver of any other term, provision or condition of this Agreement, unless specifically so stated in such written waiver.

         6.10 No Third Party Beneficiaries. This Agreement is intended for the exclusive benefit of the parties to this Agreement and their respective personal representatives, successors and permitted assigns, and nothing contained in this Agreement shall be construed as creating any rights or benefits in or to any third party.

         6.11 Further Assurances. In connection with this Agreement and the transactions contemplated hereby, each party shall execute and deliver any additional documents and instruments and perform any additional acts that may be reasonably necessary or appropriate to effectuate and perform the provisions of this Agreement and those transactions.

         6.12 Captions. The captions of the sections and paragraphs of this Agreement are for convenience and reference only and in no way define, limit or describe the scope of intent of this Agreement.

                   Remainder of page intentionally left blank.

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         IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first set forth above.

                                  CAPITAL C ENERGY OPERATIONS, LP

                                  By: Capital C Energy, LP, its general partner

                                  By: Capital C Energy, LLC, its general partner

                                  By: /s/ Frost W. Cochran
                                      ------------------------------
                                      Frost W. Cochran
                                      President and Chief Executive Officer

                                  BELDEN & BLAKE CORPORATION

                                  By: /s/ W. Mac Jensen
                                      ------------------------------
                                      W. Mac Jensen
                                      Senior Vice President